EXHIBIT 99.01

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES THAT FOURTH QUARTER 2005 EARNINGS ARE EXPECTED TO EXCEED PREVIOUSLY PROVIDED GUIDANCE

ASSETS UNDER MANAGEMENT REACH $579 BILLION AT DECEMBER 31, 2005

Fourth Quarter Earnings Conference Call To Be Held On January 25, 2006

New York, NY, January 12, 2006 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today announced that, based on preliminary estimates, fourth quarter earnings of Alliance Holding may approach or slightly exceed $1.00 per unit, compared to previously provided guidance of $0.75-0.90 per unit, as a result of:

•      higher base fee revenues attributable to strong investment performance and net inflows, and

•      performance fees approximately $0.06 per unit above the high end of earlier expectations.

The quarter also includes a net gain of approximately $0.02 per unit from the sale of Alliance Capital’s South African joint venture interest.

Alliance Capital also reported that preliminary assets under management increased by approximately $11 billion, or 1.8%, in the month of December to $579 billion, primarily due to capital market returns and net inflows into international and global services, partially offset by the disposition of $1.4 billion from the sale of its South African joint venture interest.

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ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

($ billions)

	At December 31, 2005 (preliminary)				At Nov 30, 2005
	Institutional Investment Management	Retail	Private Client	Total	Total

Equity
Growth	$79	$51	$16	$146	$145
Value	152	49	37	238	231
Total Equity	231	100	53	384	376

Fixed Income	103	40	22	165	162

Index/Structured	25	5	0	30	30

Total	$359	$145	$75	$579	$568

At November 30, 2005

Total	$350	$144	$74	$568

CONFERENCE CALL INFORMATION RELATING TO FOURTH QUARTER 2005 RESULTS

Alliance Capital’s management will review fourth quarter 2005 financial and operating results on Wednesday, January 25, 2006, during a conference call at 5:30 p.m. (New York Time), following the release of its financial results after the close of the New York Stock Exchange.  The conference call will be hosted by Chairman and Chief Executive Officer, Lewis A. Sanders and President and Chief Operating Officer, Gerald M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.     To listen by telephone, please dial 877-234-1973 in the U.S. or 973-582-2700 outside the U.S., ten minutes before the 5:30 p.m. (New York Time) scheduled start time.  The conference ID# is 6903755.

2.     To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

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The presentation slides that will be reviewed during the conference call are expected to be available on Alliance Capital’s website at the above web address immediately after the release of its results on January 25, 2006.

A replay of the conference call will be made available for one week beginning at 7:30 p.m. (New York Time) on January 25, 2006. In the U.S., please call 877-519-4471 or, outside the U.S., call 973-341-3080, and provide the conference ID# 6903755.  The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its subsidiary, Sanford C. Bernstein & Co., LLC, Alliance Capital provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2005, Alliance Holding owned approximately 32.2% of the issued and outstanding Alliance Capital Units. AXA Financial was the beneficial owner of approximately 60.7% of the Alliance Capital Units at December 31, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding Alliance Holding Units) which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 61.1% economic interest in Alliance Capital.  AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

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Forward-Looking Statements

Certain statements we make in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied thereby.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  We caution readers to carefully consider our forward-looking statements in light of these factors.  Further, these forward-looking statements speak only as of today; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1 of Form 10-K for the year ended December 31, 2004. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong.  Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.

The forward-looking statements we make in this news release include statements regarding Alliance Holding’s expected earnings for the quarter ended December 31, 2005. These earnings estimates are preliminary and subject to further review and completion of our closing process.